Exhibit 99.1

For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400
Press:	Jennifer Clay Vice President, Corporate Communications (310) 318-3100

SKECHERS ACHIEVES RECORD THIRD QUARTER 2018 SALES

MANHATTAN BEACH, CA. – October 18, 2018 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter ended September 30, 2018.

Third Quarter Highlights

•	Record sales of $1.176 billion, an increase of 7.5 percent, or 8.5 percent on a constant currency basis
•	International wholesale sales increased 11.8 percent
•	Company-owned global retail sales increased 10.6 percent
•	Total international wholesale and retail sales combined represented 55.5 percent of total sales
•	Diluted earnings per share of $0.58
•	Repurchased 1.4 million shares of common stock

“Achieving record third quarter sales is a notable accomplishment given the strength of our third quarter 2017 sales,” began Robert Greenberg, Skechers chief executive officer. “Both our domestic and international businesses grew, and we remained the leader in walking, work, casual lifestyle and sandals footwear in the United States. We experienced strong product successes across multiple divisions around the world, which was evident by our double-digit growth in both our international wholesale and worldwide Company-owned retail businesses. Skechers D’Lites, our heritage chunky style that has seen great success over the last two years in Asia, is now an in demand style across North America and Europe, and is poised for growth in South America, India and the Middle East. Through Skechers D’Lites, we are reaching a younger, more fashion-savvy audience, and getting press—from Marie Claire and Elle to HypeBae and Highsnobiety—and social media influencers are embracing this signature look. Further, we are seeing renewed acceptance of this chunky style by men. Our core footwear categories for men, women, work and golf are also performing well. We are achieving this growth with the right product mix combined with a balanced approach to marketing spend. As we continue to invest in our international infrastructure, we believe there is significant opportunity to grow our brand further through both wholesale, and Company-owned and third-party retail stores, which now stand at 2,802 locations worldwide. We’re looking forward to fourth quarter growth across both our domestic and international channels and a new annual sales record.”

“As we near the close of 2018, we believe the direction of our business is on target with our record sales in the third quarter, continued international growth and strong gross margins,” stated David Weinberg, chief operating officer of Skechers. “With three record sales quarters in 2018 and brand acceptance around the globe, we achieved a new record for the first nine months of $3.56 billion, an 11.5 percent increase over last year. In the third quarter, our international distributor business returned to growth, increasing 11.6 percent over the same period last year, and combined with our international joint venture and subsidiary business, our total international wholesale sales increased 11.8 percent for the period. International wholesale along with international retail now represents 55.5 percent of our total business. We expect our business in the United States—both wholesale and retail—to grow in the fourth quarter. We remain committed to efficiently and profitably growing our global footwear business.”

Third Quarter 2018 Financial Results

  ($ in millions, except per share data)

	For the three-months ended
	September 30,		Change

	2018	2017	$	%
Sales	$1,176.4	$1,094.8	$81.6	7.5%
Gross Profit	563.9	520.0	43.9	8.4%
Gross Margin	47.9%	47.5%
SG&A Expenses	444.8	406.4	38.4	9.5%
As a % of Sales	37.8%	37.1%
Earnings from Operations	123.9	116.5	7.4	6.4%
Operating Margin	10.5%	10.6%
Net Earnings	90.7	92.3	-1.6	-1.7%
Diluted Earnings per Share	$0.58	$0.59	-$0.01	-1.7%

Sales grew 7.5 percent as a result of an 11.8 percent increase in the Company’s international wholesale business, and a 10.6 percent increase in its Company-owned global retail business. Its domestic wholesale business decreased 3.0 percent. The Company’s total international business grew 12.5 percent and its total domestic business grew 1.8 percent. Third quarter comparable same store sales in Company-owned retail stores worldwide increased 1.9 percent, including an increase of 3.0 percent in the United States offset by a decrease of 0.8 percent in its international stores.

Gross margins slightly increased as higher domestic margins from improved retail pricing and product mix were partially offset by the impact of negative foreign currency exchange rates.

SG&A expenses increased 9.5 percent in the quarter. Selling expenses increased by 0.7 percent, but improved 50 basis points as a percentage of sales from 8.2 percent to 7.7 percent for the third quarter 2018. The $37.8 million increase in general and administrative expenses was primarily the result of the Company’s continued commitment to build its international brand presence and direct-to-consumer channels. General and administrative expenses in China grew $7.5 million to support continued expansion, including preparation for next month’s Single’s Day, and $13.3 million associated with operating 58 additional Company-owned Skechers stores worldwide, of which 13 opened in the third quarter. General and administrative expenses also included $11.1 million related to corporate and domestic operations, of which $4.8 million was for increased domestic warehouse and distribution costs.

Earnings from operations increased $7.4 million, or 6.4 percent.

Net earnings were $90.7 million and diluted earnings per share were $0.58.  In the third quarter, the Company’s income tax rate was 13.7 percent reflecting its continued assessment of the impact of the recently enacted tax reform legislation.  As a comparison, the Company’s income tax rate for the three months ended September 30, 2017 was 9.4 percent.

Nine months 2018 Financial Results

  ($ in millions, except per share data)

	For the nine-months ended
	September 30,		Change

	2018	2017	$	%
Sales	$3,561.3	$3,193.6	$367.7	11.5%
Gross Profit	1,707.9	1,484.8	223.1	15.0%
Gross Margin	48.0%	46.5%
SG&A Expenses	1,369.6	1,168.0	201.6	17.3%
As a % of Sales	38.5%	36.6%
Earnings from Operations	354.1	327.2	26.9	8.2%
Operating Margin	9.9%	10.2%
Net Earnings	253.7	245.8	7.9	3.2%
Diluted Earnings per Share	$1.62	$1.57	$0.05	3.2%

Sales grew 11.5 percent as a result of an 18.9 percent increase in the Company’s international wholesale business, and a 13.7 percent increase in its Company-owned global retail business. For the nine-month period, its domestic wholesale business was essentially flat compared to the same prior year period. The Company’s combined international wholesale and retail business grew 19.7 percent and its combined domestic wholesale and retail business increased by 3.4 percent.

Gross margins increased due to strength in the Company’s international wholesale and Company-owned international retail businesses.

SG&A expenses increased 17.3 percent. This increase was due to an additional $176.3 million in general and administrative expenses. Selling expenses increased by $25.3 million.

Earnings from operations increased $26.9 million, or 8.2 percent.

Net earnings were $253.7 million and diluted earnings per share were $1.62. For the nine months, the Company’s income tax rate was 13.0 percent. As a comparison, the Company’s income tax rate for the nine months ending September 30, 2017 was 12.9 percent.

Balance Sheet

At quarter-end, cash, cash equivalents and investments totaled $959.8 million, an increase of $223.4 million, or 30.3 percent from December 31, 2017, and an increase of $156.9 million, or 19.5 percent, over September 30, 2017.

Total inventory, including inventory in transit, was $755.1 million, a $117.9 million decrease from December 31, 2017, and a $57.4 million increase over September 30, 2017. The majority of the year-over-year inventory increase was attributable to international wholesale and global retail, particularly in China.

Working capital was $1.616 billion at September 30, 2018, a $108.4 million increase over December 31, 2017, and a $140.7 million increase over September 30, 2017.

“In the third quarter, we continued to build the Skechers brand worldwide by growing our international wholesale and direct-to-consumer businesses,” began John Vandemore, chief financial officer of Skechers. “We remain committed to investing resources where we see the most significant growth opportunities, while also returning cash to shareholders directly by way of share repurchases. We are confident in our strategy to continue growing the Skechers brand across the globe.”

Share Repurchase

During the three months ended September 30, 2018, the Company repurchased approximately 1.4 million shares of its Class A common stock at a cost of $40.0 million under its existing share repurchase program. In total, the Company has repurchased almost 2.0 million shares of its Class A common stock at a cost of $58.0 million through the first nine months of 2018. At September 30, 2018, approximately $92.0 million remained available under the Company’s share repurchase program.

Outlook

For the fourth quarter of 2018, the Company believes it will achieve sales in the range of $1.100 billion to $1.125 billion, and diluted earnings per share of $0.20 to $0.25. The guidance is based on expected growth in each of the Company’s three segments. The Company now expects its effective tax rate to be between 13 and 15 percent, which implies a fourth quarter tax rate of between 17 and 20 percent.

Third Quarter 2018 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its third quarter 2018 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning October 18, 2018, at 7:30 p.m. ET, through November 2, 2018, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13683554.

About SKECHERS USA, Inc.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, 2,802 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, and Twitter.

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2017, and its quarterly report on Form 10-Q for the three months ended June 30, 2018. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$ 802,771	$ 736,431
Short-term investments	87,277	-
Trade accounts receivable, net	503,954	405,921
Other receivables	48,843	27,083
Total receivables	552,797	433,004
Inventories	755,068	873,016
Prepaid expenses and other current assets	83,085	62,573
Total current assets	2,280,998	2,105,024
Property, plant and equipment, net	565,395	541,601
Deferred tax assets	28,224	29,922
Long-term investments	91,086	17,396
Other assets	38,772	41,139
Total non-current assets	723,477	630,058
TOTAL ASSETS	$ 3,004,475	$ 2,735,082
LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$ 4,581	$ 1,801
Accounts payable	528,077	505,334
Short-term borrowings	12,674	8,011
Accrued expenses	119,584	82,202
Total current liabilities	664,916	597,348
Long-term borrowings, net of current installments	69,782	71,103
Deferred tax liabilities	160	161
Other long-term liabilities	102,362	118,259
Total non-current liabilities	172,304	189,523
Total liabilities	837,220	786,871
Stockholders’ equity:
Skechers U.S.A., Inc. equity	2,024,387	1,829,064
Noncontrolling interests	142,868	119,147
Total equity	2,167,255	1,948,211
TOTAL LIABILITIES AND EQUITY	$ 3,004,475	$ 2,735,082

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$1,176,395	$1,094,829	$3,561,270	$3,193,571
Cost of sales	612,529	574,842	1,853,344	1,708,765
Gross profit	563,866	519,987	1,707,926	1,484,806
Royalty income	4,860	2,917	15,732	10,368
	568,726	522,904	1,723,658	1,495,174
Operating expenses:
Selling	90,138	89,559	288,606	263,318
General and administrative	354,676	316,852	1,080,984	904,631
	444,814	406,411	1,369,590	1,167,949
Earnings from operations	123,912	116,493	354,068	327,225
Other income (expense):
Interest, net	1,809	(780)	2,538	(3,321)
Other, net	(2,849)	2,147	(6,918)	5,507
	(1,040)	1,367	(4,380)	2,186
Earnings before income tax expense	122,872	117,860	349,688	329,411
Income tax expense	16,821	11,030	45,521	42,546
Net earnings	106,051	106,830	304,167	286,865
Less: Net earnings attributable to noncontrolling interests	15,323	14,520	50,504	41,025
Net earnings attributable to Skechers U.S.A., Inc.	$ 90,728	$ 92,310	$ 253,663	$ 245,840

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$ 0.58	$ 0.59	$ 1.62	$ 1.58
Diluted	$ 0.58	$ 0.59	$ 1.62	$ 1.57

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	155,766	155,824	156,238	155,502
Diluted	156,298	156,741	156,981	156,276

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(unaudited)

(In thousands, except per share data)

	Three months ended September 30,
Constant Currency Sales	2018			2017		Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non GAAP Measure	Reported GAAP Measure	$	%

Net Sales	$1,176,395	$11,839	$1,188,234	$1,094,829	$93,405	8.5%

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Adjustment (1)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.